Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of T-Mobile US, Inc. of our report dated March 1, 2013, relating to the financial statements of T-Mobile USA, Inc., which appears in T-Mobile US, Inc.’s Current Report on Form 8-K/A dated May 1, 2013.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

June 4, 2013